Exhibit (d)(6)

CONFIDENTIAL

Qualcomm Incorporated

5775 Morehouse Drive

San Diego, California 92121

October 6, 2016

NXP Semiconductors N.V.

60 High Tech Campus

5656 AG, Eindhoven

The Netherlands

Ladies and Gentlemen:

We wish to confirm our most recent conversations concerning the potential transaction (the “Potential Transaction”) between NXP Semiconductors N.V. (the “Company”) and Qualcomm Incorporated (“Qualcomm”).

In consideration of the parties undertaking discussions, negotiations and other steps with respect to the Potential Transaction, and subject to the terms and conditions of this agreement:

a)

the Company agrees that, during the period commencing on the date hereof and ending at 11:59 p.m., California time, on October 27, 2016 (such period, the “Exclusivity Period”), it will not, and will cause each of its subsidiaries and its and their respective directors and officers, and will use its reasonable best efforts to cause its and its subsidiaries’ respective employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly, in each case other than with respect to the Potential Transaction, (a) solicit, initiate or knowingly facilitate, knowingly induce or encourage (including by providing information, cooperation or assistance) any inquiry, proposal, indication of interest or offer from any third party or group of third parties (or the stockholders of any third party) (such third party or group of third parties (or such stockholders), a “Third Party”) relating to, or that could reasonably be expected to lead to (i) a transaction or series of transactions pursuant to which any Third Party, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended) of more than 15% of the outstanding common shares or other equity securities of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or similar transaction involving the Company or any of its subsidiaries, (ii) any transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and any entity surviving any merger or combination including any of them) of the Company or its subsidiaries representing 15% or more of the revenues, net income or assets (in each case, on a consolidated basis) of the Company and its subsidiaries taken as a whole, (iii) other than transactions that have been publicly disclosed by the Company prior to the date hereof, any disposition of assets representing 15% or more of the revenues, net income or assets (in each case, on a consolidated basis) of the Company and its subsidiaries, taken as a whole or (iv) any other acquisition of a business or business combination transaction (including by stock purchase, merger, consolidation, tender offer, share exchange or similar transaction) that would reasonably be expected to prevent or materially delay the Potential Transaction (any such inquiry, proposal, indication of interest or offer referred to in this clause (a), an “Acquisition Proposal”), (b) enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, (c) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other contract, understanding or arrangement (whether or not binding) with respect to an Acquisition Proposal or (d) except as required by law, recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal; and

b) Qualcomm agrees that during the Exclusivity Period it will not, and will cause each of its subsidiaries and its and their respective directors and officers, and will use its reasonable best efforts to cause its and its subsidiaries’ respective employees and other Representatives not to, directly or indirectly, in each case other than with respect to the Potential Transaction, (a) solicit, initiate or knowingly facilitate, knowingly induce or encourage (including by providing information, cooperation or assistance) any inquiry, proposal, indication of interest or offer from any Third Party relating to, or that could reasonably be expected to lead to a Qualcomm Alternative Transaction (as defined below), (b) enter into, continue or otherwise participate in any discussions or negotiations regarding any Qualcomm Alternative Transaction, (c) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other contract, understanding or arrangement (whether or not binding) with respect to an Qualcomm Alternative Transaction or (d) except as required by law, recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Qualcomm Alternative Transaction. As used in this agreement, the term “Qualcomm Alternative Transaction” means (a) a transaction or series of related transactions, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or similar transaction with or involving Qualcomm or any of its subsidiaries, as a result of which any Third Party would beneficially own securities representing 50% or more of the equity securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) of Qualcomm, (b) any transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Qualcomm and any entity surviving any merger or combination including any of them) of Qualcomm or its subsidiaries representing 50% or more of the revenues, net income or assets (in each case, on a consolidated basis) of Qualcomm and its subsidiaries taken as a whole or (c) any other acquisition of a business or business combination transaction (including by stock purchase, merger, consolidation, tender offer, share exchange or similar transaction) that would reasonably be expected to prevent or materially delay the Potential Transaction.

It is understood and agreed that there are no legally binding obligations between the parties relating to the Potential Transaction (including any obligation to negotiate with respect to a Potential Transaction) except those specifically set forth herein or in the confidentiality agreement dated as of July 4, 2016, by and between NXP B.V. and Qualcomm (the “Confidentiality Agreement”), and that either the Company or Qualcomm may terminate discussions and negotiations with respect to the Potential Transaction at any time. Except as required by law, no party shall, and each party will direct its Representatives not to, disclose to any person the existence of this agreement; provided that, in response to an Acquisition Proposal (in the case of the Company) or a Qualcomm Alternative Transaction (in the case of Qualcomm), in addition to any other disclosures required by law, the applicable party may make a factually accurate statement to a Third Party describing the operation of this agreement with respect to such Third Party’s Acquisition Proposal or Qualcomm Alternative Transaction, as applicable. No agreement providing for the Potential Transaction shall be deemed to exist unless and until a definitive agreement providing for the Potential Transaction has been duly executed between the parties.

This Agreement will terminate upon the earliest of (a) the execution by Qualcomm and the Company of a definitive transaction document in respect of the Potential Transaction, (b) the expiration of the Exclusivity Period, (c) upon mutual written agreement or (d) at any time Qualcomm or any of its Representatives proposes to (i) reduce the value of the consideration for the Potential Transaction to less than $110 per Company share, on a fully diluted basis or (ii) change any of the terms of the Potential Transaction discussed by the parties on the October 6, 2016 conference call; provided that in the event the Company believes that Qualcomm or any of its Representatives has made a proposal that would cause this agreement to terminate pursuant to this clause (d)(ii), the Company must promptly (and in no event later than twenty four (24) hours following the receipt of such proposal) provide Qualcomm with written notice of the Company’s intent to deem this agreement terminated unless, within twenty four (24) hours thereafter, Qualcomm confirms in writing that it has removed the proposed change, in which case this agreement shall not terminate.

It is further understood and agreed that each party would be irreparably injured by a breach of this agreement, that monetary damages would not be a sufficient remedy for any such breach and that each party shall be entitled to seek equitable relief, including specific performance and injunctive relief, as a remedy for any breach of this agreement. Such remedies shall not be deemed to be the exclusive remedies for breach of this agreement but shall be in addition to all other remedies available at law or equity. This agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any conflicts of law rules (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party agrees, on behalf of itself and its respective Representatives, to submit to the jurisdiction of the Court of Chancery in the State of Delaware (or if such court shall not have jurisdiction, any federal court located in the State of Delaware) to resolve any dispute relating to this agreement and waives, on behalf of itself and its respective Representatives, any right to move to dismiss or transfer any such action brought in any such court on the basis of any objection to personal jurisdiction or venue. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. No modification of this agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless duly approved in writing by each such party. This agreement, together with the Confidentiality Agreement, contains the entire agreement between the parties hereto concerning the matters addressed herein and therein and supersedes any and all prior or contemporaneous agreements, arrangements or understandings, whether oral or written, relating to the matters provided for herein or therein. This agreement may be executed in two counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same original.

Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this agreement.

Very truly yours, QUALCOMM INCORPORATED

By:	/s/ Steve Mollenkopf

	Name:	Steve Mollenkopf
	Title:	CEO

Accepted and Agreed as of the date first written above: NXP SEMICONDUCTORS N.V.

By:	/s/ Richard L. Clemmer

	Name:	Richard L. Clemmer
	Title:	CEO

4